                                                                                  Exhibit 99.1

Press Release--September 19, 2001

        ENERGY WEST  INCORPORATED  (NASDAQ Symbol:  EWST) announced that on Friday,  September
14, 2001, the Federal Energy  Regulatory  Commission (FERC) issued an order rejecting a notice of  cancellation  filed by PPL Montana,  LLC (PPLM) in connection  with a dispute between PPLM and ENERGY WEST Resources,  INC. (EWR).  The dispute involves a wholesale  electricity  supply agreement between EWR and PPLM.  EWR is a wholly-owned subsidiary of ENERGY WEST.

PPLM has alleged in filings  with FERC and with state and federal  courts in Montana  that EWR breached  the  wholesale  electricity  supply  agreement,  and  that  PPLM  has the  right  to terminate the  agreement  early and to recover  damages from EWR. The  agreement  expires June
30,  2002 The  present  litigation  was  initiated  by EWR on July 6,  2001,  when it filed an action in the U.S.  District Court for the District of Montana seeking a declaratory  judgment that EWR had complied  with the  wholesale  electricity  supply  agreement  and  requesting an injunction to bar PPLM from  terminating  deliveries of electricity  under the  agreement.  On
July 19, 2001,  U.S.  District Court Judge Donald W. Molloy stayed  proceedings in the federal court action to allow PPLM to seek FERC approval to terminate  delivery of  electricity  under the  agreement.  On July 20,  2001,  PPLM filed the  notice of  cancellation  requesting  FERC approval of termination of service under the agreement.

        In its September 14, 2001,  Order Rejecting  Cancellation of Service  Agreement,  FERC
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rejected  PPLM's notice of cancellation  and ruled that the courts are the  appropriate  venue for  adjudication  of the  parties'  contract  dispute.  The FERC order does not prevent  PPLM from  refiling  a  notice  of  cancellation  with  FERC  following  the  conclusion  of  court proceedings  in Montana.  EWR Vice  President  Steve Powers said "We are gratified by the FERC decision,  which  allows for the  contract  dispute to be  resolved  by the  Federal  Court in
Montana  where it  belongs.  EWR has  consistently  denied  any  breach of  contract  and will vigorously advocate its position in any further proceedings."

               This press release contains  forward-looking  statements that involve risks and uncertainties.  The actual  results of ENERGY  WEST  Resources  and ENERGY  WEST  Incorporated
could differ  materially from the expected results because of a variety of factors,  including business  conditions  and the state of the  general  economy,  particularly  the  utility  and energy  industries,  energy prices,  the results of any  litigation or regulatory  proceedings relating  to the PPLM  contract  dispute,  the  competitive  environment  within  the  utility
industry  and  changes  in  laws  and   regulations   that  govern  the  Company's   business,
particularly energy regulations.

For additional information, please contact:
        John Allen, General Counsel and Vice President, 406-791-7503, jcallen@ewst.com
        Edward  J.   Bernica,   President   and   Chief   Executive   Officer,   406-791-7543,
ejbernica@ewst.com
Our toll-free number is 1-800-570-5688.   Our web address is www.ewst.com
Our address is P. O. Box 2229, Great Falls MT 59403-2229.